Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This AGREEMENT is entered into by and between Targeted Genetics Corporation (“Company”), and David J. Poston (“Executive”), to be effective on the date executed by both parties below.

WHEREAS, Company employs Executive as its Vice President Finance and Chief Financial Officer; and

WHEREAS, Company wishes to provide for certain benefits for Executive in the event of a Change in Control of Company resulting in the termination of Executive’s employment; and

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Prior Agreement. This Agreement revokes and supersedes the Employee Change In Control Agreement between Executive and Company dated August 9, 1999 which shall be of no further force and effect.

2. Term of Agreement and Termination. This Agreement shall be in force and effect only from its effective date until the expiration of twelve months after the occurrence of any Change in Control as defined in section 5(A), unless sooner terminated as provided herein. The Agreement may be terminated prior to a Change in Control by either party giving thirty (30) days’ prior written notice to the other party, provided that such notice shall have no force or effect in the event of the occurrence of a Change in Control prior to the effective date of such notice. The Agreement will automatically terminate upon the death of the Executive.

3. Continued Benefits. Executive shall be entitled to the following payments and benefits following a Change in Control, whether or not a Termination occurs:

A.
Executive shall (i) receive an annual base salary no less than the Executive’s annual base salary in effect immediately prior to the date that the Change in Control occurs, and a bonus equal to at least the aggregate amount of the bonus, if any paid to Executive in the year prior to the Change in Control, and (ii) be entitled to participate in all employee expense reimbursement, incentive, savings and retirement plans, practices, policies and programs (including any Company plan qualified under Section 401(k) of the Code) available to other peer employees of the Company, but in no event shall the benefits provided to Executive under this item (ii) be less favorable, in the aggregate, than the most favorable of those plans, practices, policies or programs in effect immediately prior to the date that the Change in Control occurs.

B.
Executive’s life, disability, medical, dental and vision benefits, plans or programs for him/herself and his/her dependents shall continue to be at the Company's expense (except for the amount, if any, of any required employee contribution which would have been necessary for Executive to contribute as an active employee under the plan or program as in effect on the date of the Change in Control) to cover Executive (and his or her dependents) under, or provide Executive (and his or her dependents) with coverage under any such plans or programs, no less favorable than, Executive’s life, disability, medical, dental and vision benefits, plans or programs, as in effect on the date immediately prior of the Change in Control.

C.
If, prior to Termination, Executive’s employment shall be terminated by the Company for Cause or upon expiration of this Agreement or by Executive other than for Good Reason, Executive shall be entitled to receive (i) his or her salary at the rate then in effect through the date of such termination, as provided under the Company's pay policy, and (ii) any accrued benefits for the periods of service prior to the date of such termination. All payments under this Section 3 are subject to applicable federal and state payroll withholding or other applicable taxes.

4. Severance Benefits. If Executive’s employment with Company should be involuntarily terminated other than For Cause, or if Executive should resign for Good Reason within twelve (12) months of a Change in Control, Company will pay to Executive the following severance benefits, on the condition that Executive signs and does not revoke a general release of claims satisfactory to the Company that releases Company and its agents from all of Executive’s actual or potential claims against Company.

A. Executive shall be paid severance in a lump sum in the amount of (i) 1.25 times his/her annual salary in effect at the time of the Change in Control or on the date employment terminates, whichever is higher, plus (ii) a percentage of Executive's annual base salary specified in subparagraph (i) above, which percentage is equal to the percentage bonus paid to Executive for the fiscal year ended immediately prior to the Change in Control; provided, however, that if Termination occurs prior to the determination of such percentage for a fiscal year that has ended or if Executive has not received a percentage bonus in the previous year, such percentage shall be ten percent (10%). All payments under this Section 4(A) (the "Termination Payments") shall be less lawfully required withholding and, subject to Section 4(C), will be paid within ten (10) business days following the date of Termination or the date of execution of the Release of Claims, whichever is later.

B. Executive’s medical, dental and vision benefits for him/herself and his/her dependents may be continued in accordance with COBRA, on the same terms as the Company provides them immediately prior to the termination. Company will pay the premium for such COBRA continuation for the first year after termination, provided however, that if Executive obtains comparable coverage through another employer or otherwise, s/he will inform the Company promptly and the Company may discontinue COBRA coverage.

C. This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, in the event this Agreement or any compensation or benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, Executive and the Company agree to negotiate in good faith to adopt such amendments that are necessary to comply with Section 409A of the Code or to exempt such compensation or benefits from Section 409A of the Code. In addition, to the extent (i) any compensation or benefits to which Executive becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such compensation or benefits shall not be made or commence until the earliest of (1) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company; (2) the date Executive becomes “disabled” (as defined in Section 409A of the Code); or (3) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. During any period compensation or benefits to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on such deferral at a per annum rate equal to the highest rate of interest applicable to six (6)-month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such “separation from service.” Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this section shall be paid to Executive or Executive’s beneficiary, if applicable, in one lump sum.

Such severance benefits are in lieu of and replace any severance benefits to which Executive would otherwise be entitled under the terms of any Company plan or policy, or any other Agreement between Executive and Company.

5. Definitions.

A. Change in Control shall mean (i) the sale of all or substantially all of the assets of the Company to any other entity other than an affiliate of the Company, (ii) any merger or consolidation of the Company with or into any other entity which is not an affiliate of the Company, or (iii) any acquisition after the date of this Agreement by any person or group of persons acting together (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) of beneficial ownership of more than fifty percent (50%) of the outstanding voting capital stock of the Company.

B. For Cause shall mean Executive’s (i) willful refusal to follow lawful and reasonable corporate policy or the Company’s Board of Directors or CEO directives; (ii) willful failure, gross neglect or refusal to perform duties; (iii) willful act that intentionally or materially injures the reputation or business of the Company; (iv) willful breach of confidentiality that has a material adverse effect on the Company; (v) fraud or embezzlement; or (vi) indictment for criminal activity.

C. Good Reason shall mean (i) the Company requires that Executive relocate to a distance more than thirty (30) miles from the Company’s present location in Seattle, Washington or such other location where Executive is employed by the Company prior to being asked to relocate; or (b) the Company materially reduces Executive’s job duties, salary, or the criteria used to determine Executive’s performance bonus without Executive’s consent. To have Good Reason to resign, Executive must first notify the Company in writing of the reason(s) Executive believes Good Reason exists and provide at least thirty (30) days for the Company to cure unless cure is impossible.

6. Limitation on Payments. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, being collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either:

(i)	in full; or

(ii)	as to such lesser amount that would result in no portion of such payments or distributions or benefits being subject to the Excise Tax;

whichever amount shall, on an after-tax basis, be greater.

Unless the Executive and the Company agree otherwise in writing, any determination required hereunder this Section 6 shall be made in writing by the Company’s independent accountant, or at the Company’s election, another nationally recognized public accounting firm acceptable to both the Company and the Executive (the “Accountant”), whose determination shall be conclusive and binding. The Executive and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination and to the extent consistent with applicable standards and practice generally accepted among practitioners (including, without limitation, as such standards may be applied to the Company’s own financial reporting and as such standards and practice are determined by the Accountant), the Accountant shall make such determination in the manner most favorable to the Executive. The Company shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this section.

7. Confidentiality. Each party shall maintain in confidence and not disclose the existence of or specific terms included in this Agreement, or any payment made pursuant to the agreement, except to the extent required to obtain tax, accounting or legal advice, to the extent disclosure is compelled by legal process, or to the extent disclosure is compelled by applicable law (e.g., complying with securities law disclosure requirements).

8. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision.

9. Governing Law; Venue. This Agreement will be governed by the laws of the State of Washington without regard to its conflicts of laws rules to the contrary.

10. Dispute Resolution. Any claim arising out of or in connection with this Agreement will be subject to binding arbitration in Seattle, Washington in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties will select an arbitrator from the panel of arbitrators then working for Judicial Dispute Resolution, or any other mutually acceptable arbitrator. If the parties are unable to agree on an arbitrator, then Judicial Dispute Resolution will appoint one of their panel members to adjudicate the matter. The prevailing party in any such action shall be entitled to reasonable attorney’s fees and costs incurred in connection with such arbitration and/or enforcement of judgment.

11. Severability. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of the Agreement shall not be affected.

12. Notices. Any notices required under the terms of this Agreement shall be effective when mailed, postage prepaid, by certified mail and addressed to, in the case of the Company:

Targeted Genetics Corporation
1100 Olive Way, Suite 100
Seattle WA 98101
Attention: Legal Department

And to, in the case of Executive:

David J. Poston
3202 10th Ave West
Seattle, WA 98119

[Intentionally Left Blank]

EXECUTED this 14th day of September, 2006.

Targeted Genetics Corporation

By: /s/ H. Stewart Parker
Name: H. Stewart Parker
Its: President and CEO

Executive

/s/ David Poston
Name: David Poston